Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-56501) of Optika, Inc. of our report dated January 25, 1999 relating to the financial statements, which appears in this Annual Report on Form 10-K.


/s/  PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Broomfield, Colorado
March 27, 2000